EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Centennial Resource Development, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-215119, 333-231514, and 333-238798) on Form S-8 and registration statements (Nos. 333-215621, 333-214355, 333-219739, and 333-241649) on Form S-3 of Centennial Resource Development, Inc. and subsidiaries (the Company) of our reports dated February 24, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Centennial Resource Development, Inc.
Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (ASC Topic 842).

/s/ KPMG LLP
Denver, Colorado
February 24, 2021